Exhibit 10.65

[*]=                          CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

LIQUIDMETAL LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of the  1st day of June 1, 2007 (the “Effective Date”), by and between LIQUIDMETAL TECHNOLOGIES, INC., a Delaware corporation having its principal place of business at 25800 Commercentre Drive, Suite 100, Lake Forest, CA  92629, USA (“Licensor”), and GRACE METAL, a Korean corporation having its principal place of business at Balan Industrial Complex 6-9, Gumunchunri, Hyangnam, Hwasung, Kyungkido, Republic of Korea (“Licensee”).

RECITALS:

A.            Licensor is engaged in the business of developing, manufacturing, and marketing products made from Amorphous Alloys (as defined herein).

B.            Licensor has certain patents, trade secrets, know how and technical information pertaining to the composition, processing, properties, and applications of Amorphous Alloys.

C.            Licensee desires to license from Licensor certain patents, trade secrets, know how and technical information for the limited purpose of producing certain licensed products within a specified field of use, subject to the terms and conditions of this Agreement.

D.            On the date hereof, the parties have entered into an Equipment Purchase Agreement (the “Equipment Purchase Agreement”) pursuant to which Licensor agrees to sell to Licensee and Licensee agrees to purchase from Licensor certain manufacturing equipment as described in the Equipment Purchase Agreement.

AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements set forth herein, Licensor and Licensee agree as follows:

ARTICLE 1
DEFINITIONS

For purposes of this Agreement and except as otherwise specifically set forth herein, the following capitalized terms shall have the following meanings:

1.1.  “Amorphous Alloy” means any one or more amorphous or semi-amorphous alloys (i.e., metal-based alloys having a noncrystalline atomic structure in whole or in part) or bulk metallic glasses (or composite materials containing amorphous alloys or bulk metallic glasses).  The term “Amorphous Alloy” includes, but is not limited to, any and all alloys that now or in the future are proprietary to Licensor, including by in-licensing, or marketed or sold under the Liquidmetal® brand (collectively, “Liquidmental Alloys” or “Liquidmetal® Alloys”).

1.2.  “Confidential Information” shall mean any and all commercial, technical, financial, proprietary, and other information relating to the Discloser, its affiliates, and their respective business operations, including, but not limited to, samples, data, technical information, know-how, formulas, ideas, inventions, discoveries, unpublished Patent applications, business and financial information, applications and designs, and all manifestations or embodiments relating to the foregoing and all improvements made thereto, in whatever form provided, whether oral, written, visual, machine-readable, electronic, or otherwise.  For purposes of this Agreement, Licensor’s Confidential Information shall include, but not be limited to, the Licensed Technical Information, and any and all information relating to the composition, processing, properties, and applications of Liquidmetal® Alloys.  “Confidential Information” also includes any information described above which the Discloser obtains from a third party and which the Discloser treats as proprietary or designates as confidential, whether or not owned or developed by the Discloser.

1.3.  “Discloser” shall mean the party that is disclosing Confidential Information under this Agreement, regardless of whether such Confidential Information is being provided directly by such party, by a Representative of the party, or by any other person that has an obligation of confidentiality with respect to the Confidential Information being disclosed.

1.4.  “Field of Use” shall mean the sale of Licensed Products to companies whose principal headquarters are located in Korea or whose major operations are located in the Republic of Korea.

1.5.  “Field of Use Restrictions” shall mean and refer to the field of use restrictions set forth in Exhibit B.

1.6.  “Improvements” means all discoveries and/or inventions (whether patented or not) that constitute a modification of the licensed invention or process described in a Licensed Patent, provided such modification, if unlicensed, would infringe one or more claims of the Licensed Patent.

1.7.  “Intellectual Property” means any and all inventions (whether or not protected or protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected or protectable under copyright laws), moral rights, trade secrets, developments, designs, applications, processes, know-how, discoveries, ideas (whether or not protected or protectable under trade secret laws), and all other subject matter protected or protectable under patent, copyright, moral right, trademark, trade secret, or other laws, including, without limitation, all new or useful art, combinations, formulae, manufacturing techniques, technical developments, applications, data, and research results.

1.8.  “Licensed Patents” means the Patents listed in Exhibit A attached hereto plus  Licensor’s other Patents in existence as of the Effective Date relating to Liquidmetal Alloys, and all Patents issuing from later filed divisionals, reissues, reexaminations, continuations, continuations-in-part, renewals, extensions, substitutions, and foreign equivalents and counterparts thereof.

1.9.  “Licensed Products” means (i) any products made from Licensor’s proprietary bulk Amorphous Alloys, except for luxury goods, certain sporting goods and eyewear (as defined in the agreements entered into by Licensor prior to the date of this Agreement pursuant to which licenses to these categories have been granted); and (ii) such additional products as may mutually be agreed upon from time to time by Licensor and Licensee, in their sole discretion, through an amendment this Section 1.8 as listed on Exhibit D hereto signed by both parties.

1.10.              “Licensed Technical Information” means unpublished research and development information, unpatented inventions, know-how, trade secrets, and technical data now or hereafter in the possession of Licensor that are reasonably necessary for using the Licensed Patents to produce Licensed Products in accordance with this Agreement, provided Licensor has the right to disclose such items to Licensee.

1.11.              “Licensee Affiliate” means any corporation, limited liability company or other legal entity which directly or indirectly controls, is controlled by, or is under common control with Licensee or its successors or assigns, or any successor or assign of such an entity.  For the purposes of this Agreement, “control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the outstanding shares on a fully diluted basis or other voting rights of the subject entity to elect directors or managers, or the right to direct or cause the direction of the management and policies of the subject entity whether by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

1.12.              “Margin” shall mean and refer to Licensee’s margin on Licensed Products calculated in accordance with Exhibit C.

1.13.              “Net Sales” means, for purposes of computing monthly royalties under this Agreement, Licensee’s gross  invoice price on the sale of Licensed Products less returns or refunds, but before deduction of any other items, including, but not limited to, freight allowances and cash discounts.

1.14.              “New Amorphous Alloy Technology” means, to the extent developed or acquired after the Effective Date, all new Amorphous Alloys and/or new Intellectual Property relating to the composition, processing, properties, or applications of Amorphous Alloys, and all Patents therefor, including, but not limited to, Improvements to the Licensed Patents.

1.15.              “Patents” means any and all letters patent (including, but not limited to, patents of implementation, improvement, or addition, utility model and appearance design patents, and inventors certificates, as well as all divisionals, reissues, reexaminations, continuations, continuations-in-part, renewals, extensions, substitutions, foreign equivalents and counterparts, and any other forms of patent protection directed to the inventions covered by any of the foregoing), applications for letters patent (including, but not limited to, all foreign counterpart patent applications), and letters patent that may issue on such applications.

1.16.              “Recipient” shall mean the party receiving Confidential Information that is protected under this Agreement.

1.17.              “Representatives” shall mean the respective directors, officers, employees, financial advisors, accountants, attorneys, agents, and consultants of a party.

1.18.              “Trademark” shall mean the “Liquidmetal®” mark.

ARTICLE 2
LICENSE GRANT

2.1.  Patent License.  Licensor hereby grants to Licensee an exclusive, royalty-bearing, non-transferable license under the Licensed Patents to make, offer to sell, sell and export Licensed Products within the Field of Use and subject to the Field of Use Restrictions.  This license shall not include the right to grant sublicenses.

2.2.  Trade Secrets, Know How and Technical Information License.  Licensor hereby grants to Licensee an exclusive royalty-bearing, non-transferable license under the Licensed Technical Information to make, offer to sell, and export Licensed Products in the Field of Use and subject to the Field of Use Restrictions.  This license shall not include the right to grant sublicenses.

2.3.  Reservation of Rights.  The parties agree and acknowledge that Licensor shall at all times retain the right to engage in research and technology development activities relating to the Licensed Patents, the Licensed Know-How, and Licensed Products, and Licensor shall have the unlimited right to engage, partner with, or otherwise work with third parties of its choosing in connection with such activities.  Additionally, all rights not specifically granted to Licensee by this Agreement are expressly reserved by Licensor.

2.4.  Delivery of Materials Relating to Licensed Patents and Technical Information.  In connection with the grant of the licenses set forth in Sections 2.1 and 2.2 above, at all reasonable times and upon reasonable request of Licensee, Licensor shall make available to Licensee, in each case within a commercially reasonable time frame, for Licensee’s internal use pursuant to this Agreement and subject to the confidentiality provisions of this Agreement, one copy of all Licensed Technical Information and one copy of all documentation relating to the Licensed Patents, in each case to the extent then already in possession and control of Licensor and reasonably reproducible.

2.5.  Trademark License.  Licensee must at all times market, promote, and sell the Licensed Products under the Trademark and may not use any other trade, brand, or product name without the prior written consent of Licensor.  Licensor hereby grants to Licensee a worldwide, royalty-free, fully paid up, non-transferable license to use the Trademark in connection with the marketing and sale of Licensed Products, subject to the following terms and conditions:

(a)   Except as otherwise agreed to by Licensor in writing, all use of the Trademark by Licensee is subject to Licensor’s standard trademark usage policy in effect from time to time (provided that Licensor delivers a copy of such policy to Licensee).

(b)   All stylized use of the Trademark shall be solely in the original logotype identified by Licensor, except as otherwise agreed in writing by Licensor.

(c)   Licensee agrees not to affix the Trademark to products other than the Licensed Products.  Furthermore, Licensee agrees not to attach any additional trademarks, logos, or designations to the Licensed Products without the prior written consent of Licensor (which consent will not be unreasonably withheld.  The “®” icon shall always follow the Trademark.

(d)   Licensee shall not challenge the validity of Licensor’s rights in and to the Trademark or the validity of the Trademark or any registration(s) thereof.  Licensee agrees that it shall not register or attempt to register the Trademark or any other trademark or trade name of Licensor, or use or register any other trademark or trade name which may be confusingly similar to the Trademark or any other trademark or trade name of Licensor.

(e)   Licensee shall promptly, upon receipt of notice thereof, fully inform Licensor as to any actual or proposed action, by any governmental agency, consumer or environmental group, media or other organization, directed toward removing from the market any Licensed Product based on alleged injury or death, alleged potential for harm, product defect, alleged contamination, tampering or similar occurrence, actual or alleged violation of law in connection with production, labeling, packaging, storage, shipment, advertising or sale, or for any other reason whatsoever.  Licensee shall likewise promptly inform Licensor as to any proposal to remove from the market any such Licensed Product as described above on account of suspected nonconformity with applicable product quality or safety standards, improper labeling, possibility of consumer harm, and/or violation of any law or regulation.  Licensee shall not issue any public statement stating or implying that Licensor has any responsibility for the manufacture, packaging, labeling, shipping, advertising or any other activity related to the sale of Licensed Products, without first reviewing the same with and seeking the input on the same from Licensor.

2.6.  Additional Retained Rights.

(a)   Notwithstanding the exclusivity set forth in Sections 2.1 and 2.2 above, Licensor shall retain the right, along with Licensee, to manufacture Licensed Products within the Field of Use and otherwise within the scope of the licenses granted herein until the Equipment Completion Date for a period of time thereafter as shall be necessary to fulfill all customer orders received or solicited prior to the Equipment Completion Date.  For purposes hereof, the “Equipment Completion Date” shall mean the date on which the last piece of purchased equipment under the Equipment Purchase Agreement is delivered, installed and commissioned by Licensee.  The Licensee shall have the right to utilize its equipment capacity first as it pertains to the Licensed Products.

(b)   In the event that Licensee fails during the second Contract Year or any Contract Year thereafter to generate Net Sales of Licensed Products sufficient to result in royalties of Five Hundred Thousand U.S. Dollars (U.S. $500,000) hereunder, then Licensor shall have the right, upon written notice to Licensee at any time thereafter, to convert the exclusive licenses in Sections 2.1 and 2.2 hereof to non-exclusive licenses.

ARTICLE 3
LICENSE FEES AND ROYALTIES

3.1.  Royalty Rate.  Licensee agrees to pay Licensor a royalty equal to ten percent (10%) of the Net Sales of Licensed Products sold to Licensee’s customers.  All royalties will be paid in United States Dollars.  If the Licensee’s Margin for a product is less than 20% for any particular calendar month, then the parties (Licensor and Licensee) will negotiate in good faith a new royalty amount for that product, and Licensee will not engage in the further manufacture of such Licensed Product until the parties are in agreement on such new royalty amount.

3.2.  Royalties for Transactions Not at Arm’s Length.  In order to assure to Licensor the full royalty payments contemplated by this Agreement, Licensee agrees that in the event any Licensed Products shall be sold (1) to a Licensee Affiliate, or (2) to a corporation, firm, or association with which, or individual with whom, Licensee or its stockholders or affiliates shall have any agreement, understanding or arrangement (such as, among other things, an option to purchase stock, or an arrangement involving a division of profits or special rebates or allowances) without which agreement, understanding or arrangement, prices paid by such corporation, firm, association or individual for the Licensed Products would be higher than the Net Sales Price reported by Licensee, or if such agreement, understanding or arrangement results in extending to such corporation, firm, association or individual lower prices for Licensed Products other than those charged to outside concerns buying similar products in similar amounts and under similar conditions, then, and in any such events, the royalties to be paid hereunder in respect of such Licensed Products shall be computed based on an assumed or deemed Net Sales Price to be determined in a manner mutually agreed upon by Licensor and Licensee.

3.3.  Monthly Payment.  Royalties on Net Sales of Licensed Products shall be paid to Licensor on a monthly basis within twenty (20) days following the end of the month in which Licensee receives payment on its invoices relating to such Net Sales.  For purposes of calculating Net Sales, returns received or refunds given by Licensee during any month will be deducted from any gross sales for which Licensee received payment during such month, but if Licensee has not received any such payments during such month (or has not received sufficient payments to offset the returns or refunds), then such returns or refunds will be deducted during the next calendar month in which Licensee receives such payments.

3.4.  Taxes.  All payments due hereunder shall be paid without deduction for taxes, assessments, or other charges of any kind or description that may be imposed on Licensor by any government (except the taxes and withholding tax imposed by the government of the country of the Licensee and the federal government of the United States) or any political subdivision of such non-United States government, with respect to any amounts payable to Licensor pursuant to this Agreement, and such taxes, assessments, and other charges shall be paid for and assumed by Licensee.

3.5.  Early Termination.  In the event Licensor terminates the licenses granted under this Agreement for nonpayment of royalties or other amounts owed by Licensee, in accordance with the terms of this Agreement, all amounts then owing by Licensee shall immediately become due and payable.  In the event Licensee terminates this Agreement for nonpayment of contract manufacturing invoices owed by Licensor under Section 12, in accordance with the terms of this Agreement, Licensee may offset royalty payments as described in Section 9.3.

ARTICLE 4
REPORTS AND AUDITS

4.1.  Reports.  Licensee shall keep accurate and sufficient records to determine amounts owed to Licensor under this Agreement.  Licensee shall make a written report detailing the basis for any computations to Licensor within ten (10) days following each calendar month.  Records necessary for the computation of amounts payable by Licensee under this Agreement shall be maintained by Licensee for a period of five (5) years following each accounting report due hereunder.

4.2.  Audits.  Such records of Licensee shall be open to inspection by Licensor or an auditor selected by Licensor during regular business hours of Licensee.

ARTICLE 5
LICENSOR REPRESENTATIONS AND WARRANTIES

5.1.  Representations and Warranties.  Licensor represents and warrants that it either owns or licenses the Licensed Patents or otherwise has the full right and power to grant the licenses set forth herein.

5.2.  Disclaimer of Warranties.  THE WARRANTIES CONTAINED IN THIS ARTICLE ARE THE ONLY WARRANTIES MADE BY LICENSOR.  LICENSOR EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR ARISING OUT OF CUSTOM OR TRADE USAGE, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.  LICENSOR MAKES NO WARRANTIES WITH RESPECT TO FREEDOM FROM ALLEGED INFRINGEMENT OF THIRD PARTY PATENTS OR FREEDOM FROM THIRD PARTY INFRINGERS.  LICENSOR MUST ONLY HOLD LICENSEE HARMLESS AGAINST SUCH ALLEGED INFRINGEMENT OF THIRD PARTIES.

5.3.  Licensed Products.  Licensor assumes no responsibility whatsoever for the performance, operation, maintenance, or manner of use of the Licensed Products made, used, sold, imported, or otherwise disposed of by Licensee.  Licensor shall have no liability with respect to the Licensed Products.

ARTICLE 6
LICENSEE WARRANTIES AND INDEMNIFICATION

6.1.  Permits.  Licensee represents and warrants that it has obtained any and all governmental permits, licenses, or other approvals required for the performance of its obligations and the enjoyment of its rights under this Agreement, and Licensee agrees that it will at all times hereafter comply with all laws and regulations (whether national, state, provincial, local, or international) applicable to the exercise of its licenses hereunder and the manufacture, sale, and export of Licensed Products.

6.2.  Product and Environmental Liability.  Licensee agrees that Licensor shall have no liability to Licensee or to any purchasers or users of Licensed Products made or sold by Licensee for any claims, demands, losses, costs, or damages suffered by Licensee, or purchasers or users of Licensed Products, which relate in any way to the manufacture, use, import, or sale of such Licensed Products, including, but not limited to, personal injury, death, property damage, environmental damage, or any claim of defects in design or workmanship of any kind including in the Licensed Products (hereafter, the “Claims”).  Licensee agrees to indemnify and hold Licensor, its officers, directors, employees, agents, representatives, successors and assigns harmless from and against all Claims.

ARTICLE 7
INTELLECTUAL PROPERTY

7.1.  Licensee Inventions and Improvements. In the course of practicing the Licensed Patents and Licensed Technical Information pursuant to licenses granted by this Agreement, Licensor or Licensee may develop or assist in the development of New Amorphous Alloy Technology.  The parties agree that all such New Amorphous Alloy Technology shall be owned solely and exclusively by Licensor.  Upon the conception or development of any New Amorphous Alloy Technology by Licensee, whether alone or in conjunction with others, Licensee shall provide written notification to Licensor describing in sufficient detail the nature of the New Amorphous Alloy Technology.  Items of New Amorphous Alloy Technology shall become part of the Licensed Patents and/or Licensed Technical Information hereunder, provided that (i) in the case of any New Amorphous Alloy Technology developed by Licensee, such technology shall not become a part of the Licensed Patents and/or Licensed Technical Information until such technology is disclosed to Licensor, and (ii) with respect to any New Amorphous Alloy Technology developed or otherwise acquired by Licensor, such technology shall not become a part of the Licensed Patents and/or Licensed Technical Information in case Licensor has not the right to grant a license to said technology.  If the New Amorphous Alloy improvement is essential to the practice of the Licensed Patents and Licensed Technical Information, such technology shall be included in this Agreement.

7.2.  Assignment.  Title to any and all New Amorphous Alloy Technology shall vest solely and exclusively in Licensor, regardless of inventorship.  Licensee hereby assigns to Licensor, and will cause its employees, contractors, representatives, successors, assigns, affiliates, parents, subsidiaries, officers and directors to assign to Licensor, all right, title and interest in and to any New Amorphous Alloy Technology in which Licensee or any of them acquire rights.  Licensee agrees to cooperate and cause its employees and contractors to cooperate in the preparation and prosecution of

Patent applications relating to Licensor’s Intellectual Property, including any New Amorphous Alloy Technology.  Notwithstanding the foregoing, in the event that Licensee solely initiates, continuously directs and, largely through its own efforts, develops any new Improvement or other intellectual property that can be patented, then the Licensor and Licensee shall negotiate in good faith a reasonable compensation for assignment of the intellectual property to Licensor.

ARTICLE 8
ADDITIONAL MATTERS

8.1.  Alloy Ingots and Raw Material Availability.  During the term of this Agreement set forth in Section 10.1, Licensor shall use commercially reasonable efforts to supply Licensee a steady inventory of Amorphous Alloy ingots and/or raw materials for the exercise of Licensee’s license hereunder, and Licensee shall purchase Amorphous Alloy ingots and/or raw materials only from Licensor or any alternative supplier designated by Licensor.  Licensee shall have the right to alloy the raw materials and cast the alloy purchased from Licensor or suppliers approved by Licensor in accordance with the terms of this Agreement.  Byproduct material which results from the production process that can be recycled (as determined by agreement between Licensor and Licensee) may, in Licensor’s sole discretion, be repurchased by Licensor from Licensee at the same price at which it was originally sold by Licensor to Licensee. It is the duty of Licensor to use reasonable commercial efforts to supply Licensee with adequate quantity and quality of Amorphous Alloy ingots and raw materials upon the pricing and terms set forth in Section 8.2 below and elsewhere in this Agreement, and Licensor will use all commercially reasonable efforts to make Amorphous Alloy ingots and raw materials available on a thirty (30) day notice basis.  If Licensor cannot fulfill in providing Licensee with adequate quantity and quality of Amorphous Alloy ingots and raw materials, then Licensee can find different suppliers for these goods so long as these suppliers are approved by the Licensor, which approval shall not be unreasonably withheld.

8.2.  Amorphous Alloy Ingots and Raw Material Pricing.  Amorphous Alloy ingots and raw material prices shall be for the material delivered at Licensee plant and shall be FOB from the Licensor’s facility.  All prices for Amorphous Alloy ingots shall be subject to quarterly adjustments (based on calendar quarters) upon thirty days’ prior notice to Licensee and shall be competitive with any other party purchasing in similar volumes.  Price adjustments for Amorphous Alloy ingots will be based upon the change in an index of metal commodity prices presented by Licensor and will take into consideration significant reductions in processing costs (an example of an index of metal commodity prices is set forth in Exhibit E).  Raw materials pricing will be at market rates at the time of purchase.

ARTICLE 9
TERM AND TERMINATION

9.1.  Term.  This Agreement shall be in effect from the Effective Date and shall continue for ten (10) years, unless sooner terminated in accordance with the terms of this Agreement.  At the end of the first ten (10) years Term, this Agreement shall be automatically renewed for periods of additional three years, unless terminated by the Parties with twelve months written notices.

9.2.  Early Termination.  Notwithstanding any other provision contained herein, this Agreement may be terminated as follows:

(a)   Material Breach.  This Agreement shall terminate on the thirtieth (30th) day after either party gives the other party written notice of a material breach by the other party of any term or condition of this Agreement, unless the breach is cured before that day to the reasonable satisfaction of the non-breaching party.  The right of a party to terminate this Agreement shall be in addition to and not in lieu of any other right or remedy that the terminating party may have at law or in equity.  The failure to timely pay any sales-based royalties or earned royalties hereunder shall be deemed to be a material breach under this Agreement. Notwithstanding the foregoing, any breach by Licensee of any provision of Article 10 hereof shall constitute a material breach entitling Licensor to immediately terminate this Agreement upon written notice to Licensee without an opportunity to cure.

(b)   Bankruptcy.  This Agreement may be terminated immediately by a party in the event the other party becomes insolvent, files or has filed against it a petition under any chapter of the United States Bankruptcy Code (or any similar petition under the insolvency law of an applicable jurisdiction) and such petition is not dismissed within thirty (30) days, proposes any dissolution, liquidation, financial reorganization, or re-capitalization with creditors, or makes an assignment or trust mortgage for the benefit of creditors, or if a receiver, trustee, custodian, or similar agent is appointed or takes possession of any property or business of such other party.  If Licensor shall file a petition of insolvency, Licensee may continue to exercise its rights under this Agreement so long as the Licensee is not in breach itself of any terms or conditions of this Agreement.

(c)   Misappropriation.  This Agreement may be terminated immediately without liability by Licensor in the event that Licensor has reasonable grounds to believe that unauthorized use of the Licensed Patents, Licensed Technical Information, or other Confidential Information of Licensor has been made by Licensee or a person or party within its control.

9.3.  Effect of Termination.

(a)   Licensee’s Rights Upon Termination.  Upon termination of this Agreement, the licenses and all other rights granted to Licensee under this Agreement shall immediately terminate.  If Licensee terminates this Agreement due to nonpayment for contract manufacturing under Section 12 and such breach has not been cured within sixty (60) days of written notice by Licensee to Licensor, then Licensee may offset the Licensor’s unpaid amount against royalties due to Licensor until such unpaid amounts are fully recovered by Licensee through this offset.

(b)   Return of Confidential Materials.  Within fifteen (15) days after termination of this Agreement, Licensee shall return to Licensor all Licensed Technical Information and other Confidential Information of Licensor then in its possession, custody or control.

(c)   No Obligation to Refund.  After termination of this Agreement, Licensor shall have no obligation to refund any money paid to Licensor under this Agreement. Licensee will be free to use all its assets relating to the entire business of selling and manufacturing products using Amorphous Alloys for other purposes than selling and manufacturing products using Amorphous Alloys. Licensor will re-purchase all inventory or feedstock then in possession of Licensee or otherwise owned by Licensee.

(d)   Continuation of Obligations.  After termination of this Agreement, the provisions of this Agreement concerning the parties’ obligations and responsibilities under Article 10 (Confidentiality) shall continue in full force and effect for an additional period of ten (10) years, and indefinitely for trade secrets; and Licensee’s payment and other obligations under Section 3 (License Fees and Royalties) shall continue in effect until paid.  In the event Licensor terminates the licenses granted under this Agreement in accordance with the terms hereof for nonpayment of royalties or other breach by Licensee, all amounts then owing by Licensee shall immediately become due and payable.

(e)   No Damages for Termination; No Effect on Other Rights and Remedies.  Neither party shall be liable for damages of any kind as a result of properly exercising its respective right to terminate this Agreement according to the terms and conditions of this Agreement, and termination will not affect any other right or remedy of either party.

ARTICLE 10
CONFIDENTIALITY

10.1.          Terms of Agreement.  Each party agrees not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, however, that disclosures may be made as required by securities or other applicable laws; or by either party to its accountants, attorneys, and other professional advisors.  Neither party shall release any publicity or information concerning this Agreement without the other party’s prior written approval, which shall not be unreasonably withheld or delayed.

10.2.          Restrictions on Disclosure and Use.

(a)   Restrictions and Covenants.  Except as otherwise provided herein, each party agrees that, in its capacity as the Recipient of Confidential Information, it will (i) hold the Discloser’s Confidential Information in strict confidence, use a high degree of care in safeguarding the Discloser’s Confidential Information, and take all precautions necessary to protect the Discloser’s Confidential Information including, at a minimum, all precautions the Recipient normally employs with respect to its own Confidential Information, (ii) not divulge any of the Discloser’s Confidential Information or any information derived therefrom (including results of tests on material samples) to any other person (except as set forth in Section 10.2(b) (Disclosure to Representatives) hereof), (iii) not make any use whatsoever at any time of the Discloser’s Confidential Information except as is necessary in the performance of Recipient’s specific duties or the exercise of its rights under this Agreement, (iv) notify the Discloser in writing immediately upon discovery by the Recipient or its Representatives of any unauthorized use or disclosure of the Discloser’s Confidential Information, and (v) upon the termination or expiration of this Agreement, immediately return to the Discloser or destroy (at the option of the Recipient) all such Confidential Information, including all originals, copies and extracts.

(b)   Disclosure to Representatives.  The Recipient may only disseminate the Discloser’s Confidential Information to its Representatives who have been informed of the Recipient’s obligations under this Agreement and are bound by an obligation of confidentiality and non-use with respect to the Discloser’s Confidential Information at least as broad in scope as the Recipient’s obligations under this Agreement.  The Recipient agrees to reasonably restrict disclosure of the Discloser’s Confidential Information to the smallest number of the Recipient’s Representatives which have a need to know the Confidential Information.  The Recipient shall be responsible for enforcing this Agreement as to the Recipient’s Representatives and shall take such action (legal or otherwise) to the extent necessary to cause them to comply with this Agreement.

(c)   Trade Secrets.  Any trade secrets of the Discloser will also be entitled to all of the protections and benefits of applicable trade secret law, and the Recipient agrees to be bound by all applicable trade secret laws, unfair competition laws, and any other similar laws with respect to the Discloser’s Confidential Information.  If any Confidential Information that the Discloser deems to be a trade secret is found by a court of competent jurisdiction not be a trade secret under applicable law, such Confidential Information will nevertheless still be protected by this Agreement.

(d)   Protection of Licensed Technical Information by Licensee.  Licensee acknowledges and agrees that the Licensed Technical Information derives economic value from not being generally known to other persons who can obtain economic value from its disclosure or use.  Therefore, without the express written consent of Licensor, Licensee covenants and agrees that it, its employees, contractors, representatives, successors, assigns, affiliates, parents, subsidiaries, officers, directors, and the like will (1) hold the Licensed Technical Information in strict confidence, use a high degree of care in safeguarding the Licensed Technical Information, and take all precautions reasonably necessary to protect the Licensed Technical Information including, without limitation, all precautions Licensee normally takes with respect to its own most sensitive and confidential information, (2) not divulge any of the Licensed Technical Information or any information derived therefrom to any person other than Licensor, (3) not make any use whatsoever at any time of the Licensed Technical Information except in furtherance of Licensee’s obligations to Licensor and as necessary to produce Licensed Products in accordance with the license granted under this Agreement, and (4) notify Licensor in writing immediately upon discovery of any unauthorized use or disclosure of the Licensed Technical Information by Licensee or its employees or any third party.

(e)   Enforcement.  Licensee acknowledges and agrees that due to the unique nature of the Licensed Technical Information and other Confidential Information of Licensor, there can be no adequate remedy at law for any breach of its obligations hereunder, which breach may result in irreparable harm to Licensor, and therefore, that upon any such breach or any threat thereof, Licensor shall be entitled to appropriate equitable relief, including injunction, without the requirement of posting a bond, in addition to whatever remedies it might have at law.

(f)    Exceptions.  Confidential Information does not include information:

(i)            that becomes publicly known without breach of the Recipient’s or its Representatives’ obligations under this Agreement;

(ii)           or is required to be disclosed by law or by court order or government order, provided that the Recipient (a) promptly notifies the Discloser of any such disclosure requirement so that the Discloser may seek an appropriate protective order (or other appropriate protections), and (b) provides reasonable assistance (at no cost to the Recipient) in obtaining such protective order or other form of protection; or

(iii)          as to which and to the extent to which the Recipient has received express written consent from an authorized officer of the Discloser to disclose or use; or

(iv)          is required to be disclosed by Licensor pursuant to U.S. securities laws.

A specific item of Confidential Information shall not be deemed to fall within the foregoing exceptions merely because such specific item is embraced or implied by more general Confidential Information that falls within the foregoing exceptions.

ARTICLE 11
MISCELLANEOUS

11.1.              Force Majeure.  Excluding payment obligations, neither party shall be liable for, nor shall it be considered in breach of this Agreement due to, any failure to perform its obligations under this Agreement as a result of a cause beyond its control, including any act of God or public enemy, act of any military, civil or regulatory authority, terrorism or threat thereof, change in any law or regulation, fire, flood, earthquake, storm or other like event, disruption or outage of communications, power or other utility, labor problem, unavailability of supplies, or any other cause, whether similar or dissimilar to any of the foregoing, which could not have been prevented by the party with reasonable care.

11.2.              Notices.  All notice, requests, demands and other communications hereunder shall be in English and shall be given in writing and shall be:  (i) personally delivered; (ii) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents with confirmation of receipt; or (iii) sent to the parties at their respective addresses indicated herein by registered or certified mail, return receipt requested and postage prepaid, or by private overnight mail courier services with confirmation of receipt.  The respective addresses to be used for all such notices, demands or requests are as follows:

(a)   If to Licensee:

Grace Metal Co., Ltd.

Balan Industrial Complex 6-9

Gumunchunri, Hyangnam

Hwasung, Gyeonggi

Republic of Korea

Attention: James Kang

Phone No.: +82 (31) 366-2303

Fax No.: +82 (31) 366-2306

Or to such other person or address as Licensee shall furnish to Licensor in writing.

(b)   If to Licensor:

Liquidmetal Technologies, Inc.

25800 Commercentre Drive, Suite 100

Lake Forest, California 92630

Attention:  Larry Buffington, President

Phone No.:  (949) 206-8000

Fax No.:  (949) 206-8008

Or to such other person or address as Licensor shall furnish to Licensee in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt by the “attention” addressees or persons authorized to accept for such addressees; if transmitted by facsimile pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt by the “attention” addressees or persons authorized to accept for such addressees; and if sent by mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.  Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this paragraph.

11.3.              Independent Contractors.  In the performance of this Agreement, Licensor and Licensee are independent contractors.  Neither party nor any of its employees or agents shall be considered an employee or agent of the other party.  Nor shall any partnership, co-venture or joint-employer relationship be created or implied by virtue of this Agreement or of its performance.  The parties intend that this Agreement shall not create a partnership for tax purposes.

11.4.              Survival.  Articles 3, 4, 5, 6, 7, 8, 9, 10 and 11, and Section 9.3, and any other provisions which by their express or implicit terms are intended to survive the expiration or termination of this Agreement, shall survive the expiration or termination of this Agreement and be enforceable in accordance with their terms.

11.5.              Severability.  Each provision contained in this Agreement is declared to constitute a separate and distinct covenant and provision and to be severable from all other separate, distinct covenants and provisions.  It is agreed that should any clause, condition or term, or any part thereof, contained in this Agreement be unenforceable or prohibited by law or by any present or future legislation then such clause, condition, term or part thereof, shall be amended, and is hereby amended, so as to be in compliance with the said legislation or law but, if such clause, condition or term, or part thereof, cannot be amended so as to be in compliance with the said legislation or law, then such clause, condition, term or part thereof is severable from this Agreement, and all the rest of the clauses, terms and conditions or parts thereof contained in this Agreement shall remain unimpaired and continue in full force and effect.

11.6.              Amendment.  This Agreement may not be amended or modified other than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

11.7.              Waiver.  No waiver of a breach of any provision of this Agreement shall be deemed to be, or shall constitute, a waiver of a breach of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver of such breach unless otherwise expressly provided in such waiver.

11.8.              Governing Law.  This Agreement, the legal relations between the parties, and any action, whether contractual or non-contractual, instituted by any party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement shall be governed by and construed in accordance with the internal laws of the State of California (U.S.A.), excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

11.9.              Resolution of Disputes.  The parties irrevocably agree that any legal actions or proceedings brought by or against them with respect to this Agreement shall be brought exclusively in the courts in and for Orange County, California and the United States, and by execution and delivery hereof, the parties irrevocably submit to such jurisdiction and hereby irrevocably waive any and all objections which they may have with respect to venue in any of the above courts.  Notwithstanding the foregoing, this paragraph shall not preclude or limit Licensor’s rights to pursue actions in the International Trade Commission, or for either party to pursue an action with respect to a Licensed Patent before a foreign court or governmental agency if neither the federal courts nor the state courts have subject matter jurisdiction over the action.  THE PARTIES HEREBY EXPRESSLY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, PROCEEDING OR OTHER LITIGATION RESULTING FROM OR INVOLVING THE ENFORCEMENT OF THIS AGREEMENT.

11.10.            Attorneys’ Fees.  In any action between the parties for relief based in whole or in part on this Agreement (or the breach thereof), including actions to collect overdue royalty payments, the prevailing party shall be entitled to recover (in addition to any other relief awarded or granted) its reasonable costs and expenses (including attorneys’ fees and expert witness fees) incurred in the proceeding.

11.11.            Entire Agreement.  This Agreement sets forth the complete agreement of the parties concerning the subject matter hereof.  No claimed oral agreement in respect thereto shall be considered as any part hereof.  No waiver of or change in any of the terms hereof subsequent to the execution hereof claimed to have been made by any representative of either party shall have any force or effect unless in writing, signed by duly authorized representatives of the parties.

11.12.            Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Neither party shall assign its rights or duties under this Agreement, in whole or in part, without the prior written consent of the other party, except that without securing such prior consent, Licensor shall have the right to assign the Agreement to any successor by way of merger or consolidation or the acquisition of substantially all of the entire business and assets of Licensor relating to the subject matter of this Agreement.  For purposes hereof, a merger, consolidation, or change in equity ownership of Licensee shall constitute an “assignment” of this Agreement unless the equity holders of Licensee on the date of this Agreement continue to hold, as a group, 75% or more of the total equity interest in Licensee immediately after such merger, consolidation, or change in equity ownership.

11.13.            Headings; Recitals.  The section and paragraph headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation of this Agreement.  The recitals set forth in the preamble to this Agreement are true and correct and are made a part of this Agreement.

11.14.            Counterparts.  This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute the same Agreement.

11.15.            Language.  In the event of controversy between the parties respecting the interpretation or application of this Agreement, the English language version of the Agreement shall be controlling.

11.16.            Consent Not to be Unreasonably Withheld.  When consent to an action is requested of a party to this Agreement, unless otherwise specifically provided for in this Agreement, such consent shall not be arbitrarily or unreasonably withheld.

11.17.            Orders and Inquiries Regarding Licensed Products.  If any person within Korea or Licensed Products communicates with Licensor regarding, submits to Licensor an order for, or indicates to Licensor an interest in ordering any Licensed Products, then Licensor shall so advise Licensee and refer such person for such purpose to Licensee.

ARTICLE 12
CONTRACT MANUFACTURING

12.1.              Contract Manufacturing.  As an inducement for Licensee to build and maintain capacity on behalf of Licensor, Licensor agrees to engage Licensee to serve as a contract manufacturer with respect to Liquidmetal Alloy products that are not Licensed Products (“Contracted Products”).  Licensor agrees to pay to Licensee a price for Contracted Products such that Licensee earns a twenty percent (20%) gross margin on the cost incurred by Licensee for production of Contracted Products.  The gross margin shall exclude selling, general and administrative expenses, but will include appropriate depreciation of the manufacturing assets and equipment used for the production of Contracted Products.

12.2.              Payment Terms.  Licensor will pay Licensee on a monthly basis within thirty (30) days following the end of the month in which the Licensee delivers the Contracted Products.  Licensee will invoice the Licensor promptly at the end of each month.

12.3.              Minimum Commitment and Reserved Capacity.  Licensor agrees to commit a minimum of fifty percent (50%) of its available production to Licensee during the first twelve (12) months after Licensee is established and ready for production in China.  During the second twelve (12) months, the Licensor shall commit a minimum of twenty-five percent (25%) of its available production to Licensee.  Licensee shall also reserve up to fifty percent (50%) of its capacity for production of Contracted Products of Licensor during the first twelve (12) months after Licensee is established and ready for production in China.  During the second twelve (12) months, the Licensor shall commit a minimum of thirty-five percent (35%) of its available capacity to Licensor.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date set forth above:

GRACE METAL

By:	/s/ James Kang
James Kang, President / Chairman

LIQUIDMETAL TECHNOLOGIES, INC.

By:	/s/ Larry Buffington
Larry Buffington, President

EXHIBIT A

LICENSED PATENTS

	US Patent #	Appl. #	Description	Filing D.	Iss. Date

1	5,288,344	08/044,814	Be Containing Alloys (Compositon)	04/07/93	02/22/94

2	5,368,659	08/198,873	Be Containing Alloys (Method)	02/18/94	11/29/94

3	5 482 580	08/258,766	Joining Using Bulk Alloys	06/13/94	01/09/96

4	5 567 251	08/417,749	Composites of Bulk Alloy (Method)	04/06/95	10/22/96

5	5 711 363	08/602,899	Die-Casting of Bulk Alloys	02/16/96	01/27/98

6	5 797 443	08/720,483	Casting of Zr-base Bulk Alloys	09/30/96	08/25/98

7	5 866 254	08/732,546	Composites of Bulk Alloy (Article)	10/15/96	02/02/99

8	5 896 642	08/683,319	Die-Forming (Molding) of Bulk Alloys	07/17/96	04/27/99

9	5 950 704	08/683,320	Replication with Bulk Alloys	07/18/96	09/14/99

10	6,021,840	09/012,347	Vacuum Die-Casting	01/23/98	02/08/00

EXHIBIT B

FIELD OF USE RESTRICTIONS

The licenses granted in Sections 2.1 and 2.2 of this Agreement are limited as follows:

(a)          On a monthly basis or more frequently, Licensee will report, in writing, to Licensor the Licensee’s activities related to Korea-based customers.

(b)         Licensee may only make Licensed Products through a die-casting process utilizing casting machines that are purchased from Licensor or that are otherwise approved by Licensor in writing.

(c)          Licensee must purchase all alloy feedstock necessary for the manufacture of Licensed Products from either Licensor or an authorized supplier of Liquidmetal Alloy feedstock (as selected by Licensee and approved by Licensor).  Licensee may only utilize its Vacuum Induction Melting Machine for melting of Liquidmetal Alloys and not for any other use.  Licensee may not use such feedstock for any purpose other than the exercise of its license under this Agreement.

(d)         Licensee must purchase future machines used in the manufacturing of amorphous alloys from either the Licensor or a supplier approved by Licensor.  Licensor agrees that Licensee will be able to purchase future machines used in the manufacturing of amorphous alloys at fair market prices.  If the Licensor or its approved supplier(s) cannot provide equipment within a reasonable time period or at a fair market price, the Licensee may request that Licensor consent, which consent shall not be unreasonably withheld, to the Licensee’s purchase of equipment from a non-approved supplier.

(e)          Licensee will provide space to accommodate the manufacturing of the Licensed Products in China.  The space provided must be acceptable to Licensor and, in particular, must be a protected environment restricted from unauthorized access and viewing.  Licensee will manufacture Licensed Products only at its facility in China and not at any other location, and any breach of this limitation will constitute a material breach of the Agreement.

EXHIBIT C

MARGIN

The Margin for each Licensed Product for purposes of Section 3.1 of this Agreement will be equal to a percentage that is calculated by dividing, for any particular calendar month (the “Selected Month”), (i) the Gross Sale Price of the Licensed Product minus the Total Cost of Sale for the Licensed Products, by (ii) the Gross Sale Price of the Licensed Product.  For purposes of this calculation, the following terms shall have the following meanings:

“Gross Sale Price” shall mean the Licensee’s revenues from sales of the Licensed Product for the Selected Month calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

“Total Cost of Sale” shall mean the sum of (i) the costs of goods sold on the Licensed Products for the Selected Month calculated in accordance with GAAP, plus (ii) the Allocated Depreciation for the Selected Month, minus (iii) royalties payable to Licensor pursuant to this Agreement.

“Allocated Depreciation” for the Selected Month with respect to each different Licensed Product shall be calculated by dividing the Licensee’s aggregate purchase price paid for the Equipment by 60 to arrive at the “Monthly Depreciation Cost,” and then allocating the Monthly Depreciation Cost to each Licensed Product produced during the Selected Month (on a model-by-model basis) based on the number of hours of casting-machine operation utilized with respect to each such product model as a percentage of the total number of hours of casting-machine available for use, taking into consideration routine maintenance and machine set-up time, during such Selected Month with respect to all Licensed Products..  Routine maintenance and machine set up time shall not exceed thirty percent (30%) of the total number of hours of casting-machine hours available for use.

The cost of services provided by Licensor to Licensee shall be excluded from “Total Cost of Sale” unless accepted by Licensee and provided that such services are at levels of competitive services.

EXHIBIT D

AMENDMENTS TO SECTION 1.8 - LICENSED PRODUCTS

AMENDMENT TO LICENSED PRODUCTS

Market	Approved Customers	Effective Date

Approved by Licensor:	LIQUIDMETAL TECHNOLOGIES, INC.

By:
Larry Buffington, President

Date:

Approved by Licensee:	GRACEMETAL

By:
Title:
Date:

EXHIBIT E

EXAMPLE OF INDEX OF METAL COMMODITY PRICES

For purposes of Section 9.4, an example of the index of metal commodity prices is provided below :

Raw Material	% Weight
[*]	[*]
Total Weight and Cost of materials	1,00000

EQUIPMENT PURCHASE AGREEMENT

THIS EQUIPMENT PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 1st day of June, 2007 (the “Purchase Date”), by and between

GRACEMETAL, a company incorporated under the laws of Korea, with legal office in Balan Industrial Complex 6-9, Gumunchunri, Hyangnam, Hwasung, Kyungkido, Republic of Korea (“Grace Metal”), and

LIQUIDMETAL TECHNOLOGIES, INC., a Delaware corporation (“Liquidmetal”),

Hereinafter, GraceMetal and Liquidmetal are sometimes referred to individually as a “Party” and together as the “Parties.”

RECITALS:

A.            Liquidmetal is engaged in the business of developing, manufacturing, and marketing products made from amorphous alloys, and Liquidmetal utilizes proprietary machines for the processing of its proprietary bulk amorphous alloys.

B.            Liquidmetal and GraceMetal are entering into a Liquidmetal License Agreement on the date hereof (the “License Agreement”), pursuant to which Liquidmetal has granted to GraceMetal a license (subject to the terms and conditions of the License Agreement) to make, offer to sell, sell, and export certain products containing or incorporating, among other things, alloys that now or in the future are proprietary to Liquidmetal or marketed or sold under the Liquidmetal® brand (collectively, “Liquidmetal Alloys” or “Liquidmetal® Alloys”).

C.            Upon the terms and conditions set forth in this Agreement, GraceMetal desires to purchase from Liquidmetal, and Liquidmetal desires to sell to GraceMetal, proprietary casting machines and vacuum induction melting machines used in the production of products made of Liquidmetal Alloys.

AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements and covenants contained herein, the Parties agree as follows:

ARTICLE I
PURCHASE OF MANUFACTURING EQUIPMENT

13.1.                        Purchase and Sale. Upon the terms and conditions herein, Liquidmetal agrees to sell to GraceMetal, and GraceMetal agrees to buy from Liquidmetal, manufacturing equipment to be used in the manufacturing of products made from Liquidmetal Alloys as described more fully in Exhibit A (the “Equipment”).

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13.2.                        Delivery of Equipment. Liquidmetal shall ship the Equipment FOB from its facility through a carrier selected by GraceMetal (with the ultimate destination being Weihai, China). All shipping costs, insurance and duties from the Liquidmetal facility shall be paid by and shall be for the account of GraceMetal. Title and risk of loss to the Equipment shall transfer to GraceMetal at the time of delivery of the Equipment to GraceMetal’s carrier.  GraceMetal shall insure the Equipment against loss or damage during shipment in the full amount of the purchase price hereunder, and the proceeds of such insurance shall be payable to Liquidmetal to the extent of the portion of the purchase price that has not yet then been paid.  Evidence of such insurance naming Liquidmetal as loss payee must be provided by GraceMetal prior to delivery to GraceMetal’s carrier.  GraceMetal will also maintain insurance on the Equipment following the shipment thereof in the full amount of the purchase price against loss or damage at all times prior to making full payment of its entire obligation to the Liquidmetal, and proceeds of such insurance shall be payable to the Liquidmetal to the extent of the portion the purchase price that has not yet been paid.  Evidence of such insurance naming Liquidmetal as loss payee must be provided by GraceMetal upon delivery of Equipment to GraceMetal’s carrier.  The parties acknowledge that Liquidmetal and GraceMetal shall cooperate to determine the times at which the Equipment will be delivered based on Liquidmetal’s continuing manufacturing needs and the receipt, installation, and commissioning by Liquidmetal of new manufacturing equipment, and Liquidmetal and GraceMetal may elect to deliver the Equipment to GraceMetal on an incremental basis from time to time.

13.3.                        Price and Payment Terms. The nonrefundable purchase price for the Equipment is Two Million U.S. Dollars (U.S. $2,000,000.00) and shall be paid as follows:

(a)   Four Hundred Thousand U.S. Dollars (U.S. $400,000.00) will be paid as a deposit by GraceMetal upon the effectiveness of this Agreement.

(b)   The balance of One Million Six Hundred Thousand U.S. Dollars (U.S. $1,600,000.00) will be due and payable within thirty (30) days following the completion of the commissioning of the Equipment as provided in Section 2.2.

(c)   Amounts owed by Liquidmetal to GraceMetal and/or James Kang (and acknowledged by Liquidmetal in writing) may be offset against the purchase price of the Equipment upon the written consent of the Parties.

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Liquidmetal will maintain a purchase money security interest in the Equipment until the full purchase price thereof shall have been paid, and GraceMetal hereby agrees to execute upon Liquidmetal’s request and at Liquidmetal’s expense any documentation required to protect or perfect Liquidmetal’s security interest. GraceMetal’s failure to pay any amounts when due shall give Liquidmetal the right to possession and removal of the Equipment at any time upon Liquidmetal’s demand. Liquidmetal’s taking of such possession shall be without prejudice to any other legal remedies Liquidmetal may have. Should legal action be taken by Liquidmetal for the collection of the overdue purchase price or any portion thereof, GraceMetal will reimburse Liquidmetal for all reasonable costs, attorney fees, and other expenses associated with such collection.  GraceMetal hereby absolutely and unconditionally guarantees to Liquidmetal, its successors and assigns the punctual payment when due of all outstanding amounts due to Liquidmetal under this Agreement.

13.4.                        Delivery to Site.  The Parties shall instruct the carrier transporting the Equipment to deliver the Equipment at such site within a time frame reasonably determined by the Parties.

13.5.                        Usage Rights and Restrictions. GraceMetal agrees that its use of the Equipment is subject to the confidentiality provisions and other limitations required by Liquidmetal and this Agreement, and additionally, GraceMetal agrees that it may not use the Equipment to cast, alloy, or otherwise process any amorphous alloys (or composite materials containing amorphous alloys) other than Liquidmetal Alloys. GraceMetal will have the right to utilize the Equipment only for internal use and only for the development and production of the Products as provided in the License Agreement.

1.6                           No Warranty. THE EQUIPMENT IS BEING PURCHASED “AS IS” AND “WITH ALL FAULTS” AND WITHOUT WARRANTIES (WHETHER EXPRESS OR IMPLIED) OF ANY KIND, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE II
COMMISSIONING OF EQUIPMENT

14.1.              Installation.  Liquidmetal will provide an installation team to oversee and assist in the installation of the Equipment at GraceMetal’s site in accordance with the specifications for the Equipment and in accordance with the site requirements provided by GraceMetal and approved by Liquidmetal.  Liquidmetal agrees that the installation team will consist of no less than two qualified individuals selected by Liiquidmetal.  GraceMetal agrees to provide sufficient personnel (in terms of number and qualifications) to handle the installation of the Equipment with the assistance and oversight of Liquidmetal’s installation team.  All costs and expenses associated with the personnel involved in the installation of the Equipment will be born by their respective parties (this is to include the costs of travel and transportation to and from GraceMetal’s facility, all living accommodations and all food and beverage needs of the installation team during the installation, testing and commissioning period).

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14.2.              Commissioning.  The Parties will jointly commission the Equipment at the installation site as follows:

(i)            Commissioning will follow as soon as reasonably practicable after the installation of the Equipment.

(ii)           Drawings of a product  will be provided by Liquidmetal, with such specifications to be determined by Liquidmetal (the product set forth in such drawings will be referred to as the “Commissioning Product”).

(iii)          One used mold suitable for manufacturing the Commissioning Product for use in the commissioning process will be provided by Liquidmetal.

(iv)          Commissioning will be deemed complete and acceptable when Liquidmetal can demonstrate that one of the molded Commissioning Products can be produced in line with the drawing specifications, to quality standards reasonably agreed upon by the Parties, and continuously for a minimum run time of 4 hours.  The date on which commissioning is completed is referred to as the “Commissioning Date.”

(v)           Liquidmetal will provide a team of no less than two qualified Liquidmetal employees to assist and oversee the commissioning process, which two employees will be selected by Liquidmetal and which may or may not be  the same individuals who are a part of the Liquidmetal installation team.  GraceMetal will fully cooperate in the commissioning process, including by providing a sufficient number of qualified personnel to undertake the commissioning process with the advice and assistance of the Liquidmetal commissioning team.  To enable proper training of the GraceMetal technicians and operators, the commissioning period will not be less than eight working days.  Each Party shall bear its own costs associated with the commissioning process as set forth in this Section 2.2.

14.3.                              Ongoing Support.  Liquidmetal shall provide GraceMetal ongoing support as reasonably necessary after commissioning of the Equipment.  As a part of such support, Liquidmetal will advise and consult with GraceMetal regarding the use, maintenance and operation of the Equipment, including by making available a qualified technician available at GraceMetal’s facility in China at reasonable times and upon reasonable notice.  In connection with the provision of such support services, GraceMetal shall bear all travel, transportation, accommodation, food and beverage and similar costs associated with such services plus a per diem charge to be agreed upon by Liquidmetal and GraceMetal.  As a part of this support, for critical situations where the Equipment is not operational, Liquidmetal will use reasonable commercial efforts to make available a qualified technician upon five (5) business days’ prior notice, at GraceMetal’s facility in China.

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ARTICLE 15
INTELLECTUAL PROPERTY

15.1.                        Confidentiality. The Parties acknowledge that they are and will be subject to certain confidentiality obligations set forth in the License Agreement and they further acknowledge that any disclosures relating to the purchase or delivery of the Equipment shall be deemed “Confidential Information” within the meaning of the License Agreement. GraceMetal further understands that the Equipment contains significant confidential and proprietary know-how and technology that is the sole and exclusive property of Liquidmetal, and therefore the Equipment itself (including the design and components thereof) and any information regarding the Equipment shall be Liquidmetal’s “Confidential Information” that is protected by Liquidmetal.

15.2.                        New Intellectual Property. GraceMetal acknowledges that it is subject to the License Agreement with respect to all New Amorphous Alloy Technology (as defined in the License Agreement) developed by GraceMetal, either alone or in conjunction with others, arising from GraceMetal’s use of the Equipment. The License Agreement will regulate the developments made by GraceMetal.

ARTICLE III
GENERAL

16.1.                        Notices. All notices required by or referred to in this Agreement shall be in writing and in the English language and sent by personal delivery, Federal Express (or other reliable overnight delivery service), facsimile, or U.S. Certified Mail, postage prepaid, and properly addressed as follows:

If to GraceMetal:                  Grace Metal Co., Ltd.

Balan Industrial Complex 6-9

Gumunchunri, Hyangnam

Hwasung, Gyeonggi

Republic of Korea

Tel: +82 (31) 366-2303

Fax: +82 (31) 366-2306

Attention: James Kang

If to Liquidmetal:                  Liquidmetal Technologies, Inc..

25800 Commercentre Drive, Suite 100

Lake Forest, CA  92630

Tel: +1 (949) 206-8000

Fax: +1 (949) 206-8008

Attention: Larry Buffington

All notices required by or referred to in this Agreement which are addressed as provided in this Section 3.1 shall be effective, (a) if sent by personal delivery, upon delivery, (b) if sent by Federal Express or other reliable overnight delivery service, upon delivery, (c) if sent by facsimile, upon the sending party’s receipt of electronic confirmation of successful transmission provided a confirmation copy is sent within one (1) business day by personal delivery or by

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Federal Express or other reliable overnight delivery service. Any Party may change its address for the purposes of this Section 3.1 by giving written notice of such change to the other Parties in the manner provided for in this Section 3.1.

16.2.                        Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without regard to its conflict of law principles.

16.3.                        Successors and Assigns. Neither this Agreement nor any interest herein may be assigned, in whole or in part, by any Party without the prior written consent of the other Parties and Liquidmetal Technologies.

16.4.                        Entire Agreement; Amendment; Severability. This Agreement is the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior oral or written agreements, commitments, drafts, memorandums of understanding, or other communications with respect to the subject matter of this Agreement. This Agreement shall be subject to amendment at any time upon the mutual written agreement of the Parties. Any such amendment shall be in writing, shall identify the provisions of this Agreement that are to be amended, and shall be signed by authorized signatories of the Parties. If any term, provision, covenant or condition of this Agreement is held invalid or unenforceable for any reason, the remainder of the provision shall continue in full force and effect as if this Agreement had been executed with the invalid portion eliminated.

16.5.                        Waiver. No waiver by any Party of strict compliance with any of the terms and conditions of this Agreement shall constitute a waiver of any subsequent failure of any other Party to comply strictly with each and every term and condition hereof.

16.6.                        Headings; Counterparts. The section headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation of this Agreement. This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute the same Agreement.

3.7                           Intended Beneficiary.  The Parties agree and acknowledge that Liquidmetal is an intended third-party beneficiary of each Parties’ obligations and duties hereunder and that Liquidmetal shall have the right to enforce any of the provisions of this Agreement.

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

Liquidmetal Technologies, Inc.

By:	/s/ Larry Buffington
Name: Larry Buffington
Title: President

GraceMetal

By:	/s/ James Kang
Name: James Kang
Title:	President & Chairman

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EXHIBIT A

EQUIPMENT

Quantity	Description
3	50 Kg Simple Type Vacuum Induction Melting Machine
1	100 Kg Tilting Type Vacuum Induction Melting Machine
14	Die Casting Machines
2	CNC Milling Machines
5	Supporting Machines (Mold Shop)

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Exhibit 10.65

TRANSFER AGREEMENT REGARDING WEIHAI OPERATIONS

THIS TRANSFER AGREEMENT (this “Agreement”) is made and entered into this 1st day of June, 2007 (the “Agreement Date”), by and between LIQUIDMETAL TECHNOLOGIES KOREA CO., LTD., a South Korean corporation (“LMTK”) and GRACE METAL CO., LTD., also a South Korean corporation (“Grace Metal”).  Hereinafter, Grace Metal and LMTK are sometimes referred to individually as a “Party” and together as the “Parties.”

RECITALS:

A.    LMTK, a wholly-owned subsidiary of Liquidmetal Technologies, Inc. (“LMT”), is engaged in the business of developing, manufacturing, and marketing products made from amorphous alloys, and LMTK utilizes proprietary machines for the processing of its proprietary bulk amorphous alloys.

B.    In connection with the License Agreement and Equipment Purchase Agreement dated June 1, 2007 between LMT, a parent company of LMTK, and Grace Metal, this Agreement clarifies the understanding of the Parties with regard to the LMTK’s post-processing operation located in Weihai, China.

C.    Upon the terms and conditions set forth in this Agreement, Grace Metal desires to assume from LMTK, LMTK desires to transfer to Grace Metal, the operating and financial responsibility of the Weihai operation.

AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements and covenants contained herein, the Parties agree as follows:

Article I
Transfer of WEIHAI OPERATIONS

1.1.  General Assumption of Operational and Financial Responsibility.  Effective as of June 1, 2007, GraceMetal became completely responsible for the operational and financial management of the Weihai operations.  GraceMetal agrees to employ all of the personnel at the Weihai operations as of June 1, 2007 and assume any liability with regards to their employment, such as health, welfare and retirement benefits.  GraceMetal further agrees to assume responsibility for all expenses incurred on or after June 1, 2007 with regards to the Weihai operation.  LMTK agrees not to seek reimbursement for the prepaid rent of the Weihai facility.

1.2.  Post-Processing for LMTK.  As an inducement to LMTK to enter into this Agreement, GraceMetal commits to provide post-processing of products for LMTK.  For existing products, current pricing will prevail.  For new products, GraceMetal will provide quotations based upon product specifications provided by LMTK.  GraceMetal agrees to provide

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post-processing of products for LMTK which meet specifications, workmanship standards and quality requirements with on-time delivery and at competitive market rates.

1.3.  Addition of Certain Equipment Located in Weihai.  Exhibit A of the Equipment Purchase Agreement dated June 1, 2007 describes the equipment to be used in the manufacturing of products made of Liquidmetal Alloys to be purchased by GraceMetal.  Exhibit A to this Agreement lists certain additional equipment located in Weihai which the Parties wish to add to and make a part of Exhibit A of the Equipment Purchase Agreement dated June 1, 2007.

1.4.  Laser Marking Machines.  Exhibit A to this Agreement specifically omits all laser marking machines at Weihai which will remain the property of LMTK.  GraceMetal agrees to house the laser marking machines at its facility in Weihai and utilize those laser marking machines only on projects for LMT and LMTK.

1.5.  Inventory. All inventory located in Weihai shall remain the property of LMT or LMTK including, but not limited to, any finished goods, work-in-process, raw material, scrap parts, defect parts, samples and the like.  GraceMetal may issue purchase orders to LMTK for work-in-process inventory that may be completed and sold pursuant to the License Agreement dated June 1, 2007 between the Parties.

1.6.  Corporate Records.  LMT and LMTK presently maintain corporate records in Weihai.  GraceMetal agrees that these corporate records will be maintained in good order.  In addition, GraceMetal agrees to grant LMT and LMTK personnel, auditors and other representatives with access to corporate and financial records in Weihai upon reasonable notice during working hours.

Article II
GENERAL

2.1.              Notices.  All notices required by or referred to in this Agreement shall be in writing and in the English language and sent by personal delivery, Federal Express (or other reliable overnight delivery service), facsimile, or a certified mail, postage prepaid, and properly addressed as follows:

If to Grace Metal:                             Grace Metal Co., Ltd

Balan Industrial Complex 6-9

Gumunchunri, Hyangnam

Hwasung, Gyeonggi

Republic of Korea

Tel:     +82 (31) 366-2303

Fax:     +82 (31) 366-2306

Attention: James Kang

If to LMTK:                                      Liquidmetal Korea Co., Ltd.

884 EoyeonHansan

Cheongbuk, Pyeongtaek

Gyeonggi, Republic of Korea

Attention:

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All notices required by or referred to in this Agreement which are addressed as provided shall be effective, (a) if sent by personal delivery, upon delivery, (b) if sent by Federal Express or other reliable overnight delivery service, upon delivery, or (c) if sent by facsimile, upon the sending party’s receipt of electronic confirmation of successful transmission provided a confirmation copy is sent within one (1) business day by personal delivery or by Federal Express or other reliable overnight delivery service.

2.2.              Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Republic of Korea, without regard to its conflict of law principles.

2.3.             Successors and Assigns. Neither this Agreement nor any interest herein may be assigned, in whole or in part, by any Party without the prior written consent of the other Parties and LMTK.

2.4.              Entire Agreement: Severability. This Agreement is the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior oral or written agreements.  If any term, provision, covenant or condition of this Agreement is held invalid or unenforceable for any reason, the remainder of the provision shall continue in full force and effect as if this Agreement had been executed with the invalid portion eliminated.

2.5.              Waiver. No waiver by any Party of strict compliance with any of the terms and conditions of this Agreement shall constitute a waiver of any subsequent failure of any other Party to comply strictly with each and every term and condition hereof.

 IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

Liquidmetal Technologies Korea Co., Ltd.

By:	/s/ David Choi
Name: David Choi
Title: GM of Casting Business Unit

Grace Metal Co., Ltd.

By:	/s/ Patrick Hobum Lee
Name: Patrick Hobum Lee
Title: Chief Financial Officer

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EXHIBIT A

ADDITIONAL EQUIPMENT LOCATED IN WEIHAI

Other included assets:

Description	Serial No	Qty
Grinding Booth	GB0405-10	6
CNC Miling Machine	ML01	1

Items specifically excluded:

Description	Serial No	Qty
Laser Marking Machines	V102-H0102 (Violino2) V102E1805 V100380406 V1003D0206 V1003E1406	5
Video Conference Equipment		1
Laptops		3
Polishing Booth	PB0401-4	4
Polishing Booth	PB0405-9	5
Dust Collector	0211023, 0209086	2
Air Suction Blasting Machine	BL01-02	2
Auto Blasting Machine	Hanablast — 0200A	1
Ultrasonic Cleaning Machine	KUS-001	1
Proector (PJ-H3000F)		1
Auto Blasting Machine	Hanablast — 0200B	1
Wheel Plate Machine (Jaras)		1
Wheel Plate Machine (Jaras)		1

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ASSUMPTION OF RETIREMENT ALLOWANCE AGREEMENT

THIS ASSUMPTION OF RETIREMENT ALLOWANCE AGREEMENT (this “Agreement”) is made and entered into this 1st day of June, 2007 (the “Agreement Date”), by and between LIQUIDMETAL KOREA CO., LTD., a South Korean corporation (“LMTK”) and GRACE METAL CO., LTD., also a South Korean corporation (“Grace Metal”).  Hereinafter, Grace Metal and LMTK are sometimes referred to individually as a “Party” and together as the “Parties.”

RECITALS:

A.            LMTK, a wholly-owned subsidiary of Liquidmetal Technologies, Inc. (“LMT”), is engaged in the business of developing, manufacturing, and marketing products made from amorphous alloys, and LMTK utilizes proprietary machines for the processing of its proprietary bulk amorphous alloys.

B.            In connection with the Equipment Purchase Agreement dated June 1, 2007 between LMT, a parent company of LMTK, and Grace Metal, certain employees of LMTK will join Grace Metal as full-time employees.  Accordingly, Grace Metal desires to assume the accrued retirement allowance for the employees of LMTK who will transfer their employment to Grace Metal, and provide the same retirement benefit plan for the employees who will transfer to Grace Metal.

C.            Upon the terms and conditions set forth in this Agreement, Grace Metal desires to assume from LMTK, LMTK desires to transfer to Grace Metal, the retirement allowance liability of the employees of LMTK who will join Grace Metal as full-time employees.

AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements and covenants contained herein, the Parties agree as follows:

ARTICLE III
TRANSFER OF RETIREMENT ALLOWANCE

3.1.          Assumption and Transfer of Liability. Upon the terms and conditions herein, Grace Metal agrees to assume from LMTK, and LMTK agrees to transfer to Grace Metal, the retirement allowance liability for the employees of LMTK who will join Grace Metal as full-time employees as described in Exhibit A (the “Employees of LMTK to Grace Metal”).

3.2.          Retirement Allowance. In accordance with LMTK’s corporate policy, a retirement allowance is calculated and accrued for all full-time employees who have continuously worked for more than one (1) year at LMTK.  For each year of continuous employment, an amount equivalent to salaries for thirty (30) working days, based on the employee’s average salaries during the year, is determined and accrued for by LMTK.  The Board of Directors of LMTK, however, has the authority to approve an amount exceeding the

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amount determined using the methodology aforementioned.  For any remaining days between the annual retirement allowance calculation date and the resignation or termination date, the retirement allowance shall be calculated proportionately.  For example, at the termination date, if an employee has worked continuously at LMTK for a period of three (3) years and five (5) months, the retirement benefit for the 5 month period shall be calculated as follows:

  5 months

---------------    X  salaries for 30 days.

12 months

3.3.          Assumed Liability Amount. LMTK will prepare and provide Grace Metal a detail schedule of retirement allowance including but not limited to employees’ name, hiring date, title, national identity number, address and phone number and past and current annual salaries.  In addition, LMTK will calculate and provide Grace Metal the retirement allowance balance for the employees who will transfer from LMTK to Grace Metal as described in Appendix A within seven (7) business days from the date of employees’ transfer from LMTK to Grace Metal.

3.4.  Indemnification.  As of the Agreement Date, Grace Metal shall assume, pay, perform and become obligated for the retirement allowance liability of the employees of LMTK who will join Grace Metal as full-time employees.  Grace Metal agrees to indemnify and hold harmless LMTK, its parent and affiliates from and against any losses, directly or indirectly, as a result of, in connection with, or based upon or arising from any of the assumed retirement allowance liability.  Grace Metal shall reimburse LMTK, its parent or affiliates promptly upon demand for any loss suffered or incurred or any payment made by LMTK, its parent or affiliates at any time after the Agreement Date as to any loss to which the foregoing indemnity relates.

ARTICLE IV
GENERAL

4.1.          Notices.  All notices required by or referred to in this Agreement shall be in writing and in the English language and sent by personal delivery, Federal Express (or other reliable overnight delivery service), facsimile, or a certified mail, postage prepaid, and properly addressed as follows:

If to Grace Metal:	Grace Metal Co., Ltd
Balan Industrial Complex 6-9
Gumunchunri, Hyangnam
Hwasung, Gyeonggi
Republic of Korea

Tel: +82 (31) 366-2303
Fax: +82 (31) 366-2306
Attention: James Kang

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If to LMTK:	Liquidmetal Korea Co., Ltd.
884 EoyeonHansan
Cheongbuk, Pyeongtaek
Gyeonggi, Republic of Korea
Attention:

All notices required by or referred to in this Agreement which are addressed as provided shall be effective, (a) if sent by personal delivery, upon delivery, (b) if sent by Federal Express or other reliable overnight delivery service, upon delivery, or (c) if sent by facsimile, upon the sending party’s receipt of electronic confirmation of successful transmission provided a confirmation copy is sent within one (1) business day by personal delivery or by Federal Express or other reliable overnight delivery service.

4.2.          Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Republic of Korea, without regard to its conflict of law principles.

4.3.          Successors and Assigns. Neither this Agreement nor any interest herein may be assigned, in whole or in part, by any Party without the prior written consent of the other Parties and LMTK.

4.4.          Entire Agreement: Severability. This Agreement is the entire agreement between the Parties with respect to the subject matter hereof and supersedes any prior oral or written agreements.  If any term, provision, covenant or condition of this Agreement is held invalid or unenforceable for any reason, the remainder of the provision shall continue in full force and effect as if this Agreement had been executed with the invalid portion eliminated.

4.5.          Waiver. No waiver by any Party of strict compliance with any of the terms and conditions of this Agreement shall constitute a waiver of any subsequent failure of any other Party to comply strictly with each and every term and condition hereof.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the Effective Date.

Liquidmetal Korea Co., Ltd.

By: /s/ David Choi
Name: David Choi
Title: GM of Casting Business Unit

Grace Metal Co., Ltd.

By:/s/ Patrick Hobum Lee
Name: Patrick Hobum Lee
Title: Chief Financial Officer

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EXHIBIT A

EMPLOYEES OF LMTK TO GRACE METAL

Name	Department	Title	Date of Hire
KYOUNG JIN KIM	Executive	Representative Director	November 22, 2002
SEYONG JEON	CS	Assistant Manager	May 15, 2002
SOONHO KIM	CS	Assistant Manager	October 1, 2002
JUNGHA HWANG	CS	Dept. Assistant Manager	October 7, 2002
HYUNMI KIM	CS	Sawon	October 1, 2004
JEONGGIL KIM	CS	Department Manager	October 15, 2004
HACHUNG JUNG	CS	Sawon	February 13, 2006
HYUNLEE KIM	CS	Sawon	June 1, 2006
NAMYOUNG LEE	Die casting	Assistant Manager	October 1, 2002
SUNGHWA CHO	Die casting	Section Manager	October 21, 2002
DOOHO KIM	Die casting	Section Manager	November 11, 2002
HYUNWOO JO	Die casting	Department Manager	August 1, 2005
MINWOO KIM	Die casting	Sawon	March 1, 2006
JINGU SEO	Die casting	Sawon	August 14, 2006
HONGJU LEE	Die casting	Sawon	October 23, 2006
KWANGCHUL HAN	Die casting	Sawon	November 7, 2006
DONGSOO OH	LMC	Assistant Manager	November 25, 2004
MINWOO LEE	LMC	Sawon	July 1, 2005
YUNYUNG HAN	LMC	Sawon	February 1, 2006
MOONTAE KIM	Mold	Department Manager	June 1, 2002
JUNGDAE KIM	Mold	Section Manager	September 2, 2002
BOHYUN KIM	Mold	Assistant Manager	October 14, 2002
BYUNGKYUN JUNG	Mold	Department Manager	September 1, 2005
SANGSIK KIM	Mold	Assistant Manager	February 15, 2006
CHANSUB LEE	Mold	Assistant Manager	March 27, 2006
SEUNGPYO RYU	Mold	Sawon	April 1, 2006
JANGHO KIM	Mold	Sawon	May 29, 2006
JUNGHYUNG GO	Mold	Sawon	October 12, 2006
SUNGSANG PARK	Outsourcing Management	Department Manager	December 7, 2005
JAEDUK JANG	Post Processing	Sawon	November 1, 2005
JONGBOK LIM	Post Processing	Section Manager	April 2, 2003
JAEHAK YUN	Product Development	Section Manager	December 2, 2002
DONGKYU LEE	Production Planning	Department Manager	June 13, 2005
SUNGCHUL WOO	Sales	Sawon	June 15, 2005
SUNGYOL PARK	Sales	Assistant Manager	May 1, 2006

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